UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2004

Carrols Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-25629	16-0958146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

968 James Street, Syracuse, New York	13203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 424-0513

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01. Other Events

Carrols Corporation (“Carrols”) and its subsidiaries file their tax returns on a consolidated basis with Carrols’ parent, Carrols Holdings Corporation (“Holdings”). Holdings has determined that it should have requested permission from the Internal Revenue Service (the “IRS”) in order for Holdings and its subsidiaries to file consolidated federal income tax returns for certain prior taxable years. Accordingly, Holdings will file a ruling request with the IRS requesting such permission. Carrols expects that such request will be granted. Moreover, if such request is denied, Carrols believes that it could still properly have filed a consolidated return with the subsidiaries comprising the Taco Cabana and Pollo Tropical businesses, but this result is uncertain. If the IRS were to successfully challenge the inclusion of those subsidiaries in Carrols’ consolidated tax return, Carrols has estimated that it would owe back taxes in an aggregate amount ranging from approximately $5 million to approximately $15 million, plus interest (tax-effected) ranging from approximately $1 million to approximately $3 million. In such event, Carrols would have net operating loss carryforwards that could be utilized to offset future taxable income of the Carrols group, and only the interest would negatively impact Carrols’ earnings.

This report contains certain forward-looking statements that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in Carrols’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Carrols has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLS CORPORATION

Date: December 9, 2004	By:	/s/ Paul R. Flanders
	Name:	Paul R. Flanders
Vice President – Chief Financial Officer and Treasurer